Exhibit 99.1

PRESS RELEASE

WellPoint’s Board Welcomes John Short and Elizabeth Tallett as New Directors

Indianapolis, Ind. – September 17, 2013 – WellPoint, Inc. (NYSE: WLP) today announced that John Short and Elizabeth (Liz) Tallett, have been named to its Board of Directors, effective September 18, and October 1, 2013, respectively. Both Mr. Short and Ms. Tallett have robust health care experience and proven track records as leaders.

Ms. Tallett brings more than 35 years of global biopharmaceutical and consumer products experience, including operating and strategic leadership roles at a number of health care and technology companies. She is a Principal of Hunter & Partners LLC, a health care consulting firm. Through other board affiliations including her tenure as the Lead Director at Coventry Health Care Inc., she brings a financial services and health care perspective to WellPoint’s Board of Directors.

Mr. Short is the former CEO of RehabCare Group, a publicly traded rehabilitation services provider that was acquired by Kindred Health Care in 2011. He is a principal of Short Consulting LLC, a health care consulting firm. He started his first health care consulting firm more than 40 years ago. Through other board affiliations (including service on another public company board), he brings health care experience to WellPoint’s Board.

“We are pleased to welcome John and Liz to our Board of Directors,” said George Schaefer, chairman of the WellPoint Board of Directors.“Their extensive health care industry experience and leadership will bring valuable insight to our Board as we continue to position the company for success.”

About WellPoint, Inc.

At WellPoint, we believe there is an important connection between our members’ health and well-being—and the value we bring our customers and shareholders. So each day we work to improve the health of our members and their communities. And, we can make a real difference since we have nearly 36 million people in our affiliated health plans, and nearly 68 million people served through our subsidiaries. As an independent licensee of the Blue Cross and Blue Shield Association, WellPoint serves members as the Blue Cross licensee for California; and as the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as the Blue Cross Blue Shield licensee in 10 New York City metropolitan and surrounding counties and as the Blue Cross or Blue Cross Blue Shield licensee in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.), and Wisconsin. In a majority of these service areas, WellPoint’s plans do business as Anthem Blue Cross, Anthem Blue Cross and Blue Shield, Blue Cross and Blue Shield of Georgia and Empire Blue Cross Blue Shield, or Empire Blue Cross (in the New York service areas). We also serve customers in several additional states through our Amerigroup subsidiary and in certain markets through our CareMore subsidiary. Our 1-800 CONTACTS, Inc. subsidiary offers customers online sales of contact lenses, eyeglasses and other ocular products. Additional information about WellPoint is available at www.wellpoint.com.

WellPoint Contacts:
Investor Relations	Media
Doug Simpson, 212-476-1473	Kristin Binns, 917-697-7802

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